As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-139628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENCORIUM GROUP, INC.

(Exact name of registrant as specified in Charter)

Delaware	56-1668867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

(610) 975-9533

(Address including zip code, and telephone number, including area code, of registrant’s principal executive office)

Kenneth M. Borow, M.D.

President and Chief Executive Officer

One Glenhardie Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

(Name and address of agent for service)

(610) 975-9533

(Telephone number, including area code, of agent for service)

With copy to:

Howell J. Reeves, Esq.

Wolf, Block, Schorr and Solis-Cohen LLP

1650 Arch Street, 22nd Floor

Philadelphia, Pennsylvania 19103

(215) 977-2000

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	3,886,926		$3.80	(3)	$14,770,318	(3)	$1580.43	(4)
Common Stock, $0.001 par value per share	1,413,428	(5)	$2.97	(6)	$4,197,881.16	(6)	$128.87
Total	5,300,354	(7)					$1709.30	(8)

(1)	All of the shares of common stock offered hereby are for the account of selling stockholders.

(2)	The number of shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant’s common stock that may become issuable as a result of any stock splits, stock dividends, or similar events.

(3)	Estimated solely for the purpose of calculating the registration fee for the 3,886,926 shares included in the original filing of this registration statement, based on the average of the high and low prices for the registrant’s common stock on December 18, 2006 as reported on the NASDAQ Capital Market in accordance with Rule 457(c) under the Securities Act of 1933.

(4)	Previously paid in connection with the original filing of this registration statement registering 3,886,926 shares of common stock of the registrant, filed with the Securities and Exchange Commission on December 22, 2006.

(5)	By this amendment to the registration statement, the registrant is registering an additional 1,413,428 shares of common stock.

(6)	Estimated solely for the purpose of calculating the registration fee for the additional 1,413,428 shares being added by this amendment, based on the average of the high and low prices for the registrant’s common stock on June 27, 2007 as reported on the NASDAQ Capital Market in accordance with Rule 457(c) under the Securities Act of 1933.

(7)	Of these shares, 706,714 are currently unissued shares to be offered for resale by selling stockholders following their issuance on November 1, 2007.

(8)	$1580.43 was previously paid in connection with the original filing of this registration statement registering 3,886,926 shares of common stock of the registrant, filed with the Securities and Exchange Commission on December 22, 2006. See Note 4.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 29, 2007

PROSPECTUS

ENCORIUM GROUP, INC.

5,300,354 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 5,300,354 shares of common stock, $0.001 par value of Encorium Group, Inc., that may be offered and sold from time to time by certain selling stockholders named in this prospectus. Of the 5,300,354 shares offered by this prospectus, 4,593,640 shares were previously issued as part of the business combination with Remedium Oy completed on November 1, 2006 and, in accordance with the terms of the combination agreement, an additional 706,714 shares will be issued on November 1, 2007 as part of the business combination with Remedium Oy.

The selling stockholders may offer their shares from time to time through public or private transactions, including, without limitation, through any means described in the section of this prospectus entitled “Plan of Distribution,” at prevailing market prices or at privately negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may make sales directly to purchasers, through brokers, agents or dealers, or through a combination of these methods. The selling stockholders will bear all commissions and other compensation, if any, paid in connection with the sale of their shares.

Encorium Group, Inc. is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholders. All costs associated with this registration statement will be borne by us.

Our common stock is quoted on the NASDAQ Capital Market under the symbol ENCO. On June 28, 2007, the last reported sale price for our common stock was $2.90.

This investment involves a high degree of risk. See “ Risk Factors” beginning on page 5 for a description of certain matters which you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements about our future which are “forward-looking statements” within the meaning of Section 21E of the Securities Act of 1933 and Section 27A of the Securities Exchange Act of 1934. We intend such forward looking statements to be covered by the safe harbor protections for such statements contained in those provisions. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking statements. In some cases, you can identify these forward-looking statements by terminology such as “believes,” “could,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving the market acceptance of our services, the competition we face, the risk of an acquisition not working and our international operations. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

You should rely only on the information contained in this prospectus and in any prospectus supplements. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus and in any prospectus supplements. The selling stockholders are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of the date of this prospectus, but the information may have changed since that date.

Unless the context otherwise indicates, references in this prospectus to the terms “Encorium,” “we,” “our” and “us” refer to Encorium Group, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus, before making an investment decision.

The Company

Encorium is a clinical research organization, which we refer to in this prospectus as a “CRO.” We are a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. Encorium’s mission is to provide its clients with high quality, full-service support for their clinical trials. Encorium offers therapeutic expertise, experienced team management and advanced technologies. Our headquarters is in Wayne, Pennsylvania.

Our international operations were historically based in London, England. On November 1, 2006, we expanded our international presence with the acquisition of Remedium Oy, a CRO founded in 1996 in Finland which offers clinical trial services to the pharmaceutical and medical device industries. With the acquisition of Remedium, Encorium gained a Northern and Eastern European presence with offices in Espoo, Turku, Tampere, Oulu and Seinäjoki (Finland), Copenhagen (Denmark), Tallinn (Estonia), Vilnius (Lithuania), Stockholm (Sweden), Bucharest (Romania), Warsaw (Poland), and Ankara (Turkey). To expand its Northern and Eastern European dimension, Encorium utilizes independent contractor relationships in Oslo (Norway) and Riga (Latvia).

Encorium has the capacity and expertise to conduct clinical trials on a global basis. Encorium’s clients consist of many of the largest companies in the pharmaceutical, biotechnology and medical device industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, Encorium has the resources to directly implement or manage Phase I through Phase IV clinical trials and to deliver clinical programs on time and within budget. Encorium offers a broad range of clinical research and development services supporting Phase I through Phase IV clinical trials, such as strategic trial planning, project management, monitoring, data management and biostatistics, pharmacovigilance, medical writing, quality assurance, outsourcing of clinical staff, and medical device certification in the European Union. Encorium has clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, nephrology, endocrinology/metabolism, hematology, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, rheumatology, urology, ophthalmology, women’s health and respiratory medicine. The mix of projects is subject to change from year to year.

Our principal executive offices are located at One Glenhardie Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19087 and our telephone number is (610) 975-9533.

The Offering

Securities	5,300,354 shares, including 4,593,640 shares of our common stock previously issued as part of the business combination with Remedium Oy completed on November 1, 2006 and an additional 706,714 shares of our common stock to be issued on November 1, 2007 in accordance with the terms of the combination agreement as part of the business combination with Remedium Oy. All of the shares offered by this prospectus are being sold by the selling stockholders. See “Selling Stockholders.”

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered by this prospectus which will be sold for the account of the selling stockholders. See “Use of Proceeds.”

NASDAQ Capital Market symbol	ENCO

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained in this prospectus or incorporated by reference in this prospectus, before deciding to purchase our common stock. Because of the following factors, as well as other variables affecting operating results and financial conditions, past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends for future periods. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment in our common stock.

Failure to develop new business in our intensely competitive industry will cause our revenues to decline.

The market for contract research services is highly competitive. We primarily compete against in-house departments of pharmaceutical, biotechnology and medical device companies and other contract research organizations. Competitors in our industry range from small, limited-service providers to full service, global contract research organizations. Many of our competitors have an established global presence, including Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Pharmaceutical Product Development, Inc., Icon Clinical Research, and Kendle International, Inc., and others are smaller Scandinavian or European regional competitors. Some of these competitors have substantially greater financial and other resources than we do. Significant factors in determining whether we will be able to compete successfully include: our consultative and clinical trials design capabilities; our ability to deliver on-time quality performance; our expertise and experience in specific therapeutic areas; the scope of our service offerings; our ability to recruit investigators and study subjects in a timely manner; our strength in various geographic markets; the price of our services; our ability to acquire, process, analyze and report data in a time-saving and accurate manner; our global data services capabilities; our ability to manage large-scale clinical trials both domestically and internationally; and the depth and scope of our resources.

If our services are not competitive based on these or other factors and we are unable to develop an adequate level of new business, our business, backlog position, financial condition and results of operations will be materially and adversely affected. In addition, we may compete for a decreasing number of target clients as a result of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred contract research organizations.

Our services may from time to time experience periods of increased price competition that could have a material adverse effect on our profitability and revenues. Additionally, the CRO industry is not highly capital - intensive, and the financial costs of entry into the industry are relatively low. Therefore, as a general matter, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients.

We depend on a small number of industries and clients for our business, and the loss of one of our significant clients could cause revenues to drop quickly and unexpectedly.

We provide services to the pharmaceutical, biotechnology and medical device industries, and our revenues are highly dependent on the amounts that clients in these industries are willing to expend on the services we provide. Our operations could be materially and adversely affected if: our clients reduce their research and development expenditures or reduce the rate of growth in their research and development expenditures; consolidation in the pharmaceutical, biotechnology or medical device industries leads to a smaller client base for us; one or more significant studies are terminated as a result of the failure of the product to satisfy safety requirements, unexpected or undesired clinical results, or other reasons; or our clients’ businesses experience financial problems or are affected by a general economic downturn. Prior to the business combination with Remedium on November 1, 2006, four of our clients accounted for a significant percentage of our revenues.

Historically, projects in the fields of cardiovascular, oncology, immunology, vaccines, medical devices as well as clinical staff outsourcing have represented 50-75% of Remedium’s project work, although the mix of projects is subject to change from year to year. In 2006, our three largest clients accounted for 51% of our net revenues, with the three largest representing 22%, 18% and 11% of our net revenues, respectively. None of our European clients accounted for more than 10% of or our net revenues. For the year ended December 31, 2005, net revenues from our four largest clients amounted to 83% of our net revenues, with the four largest clients representing 27%, 26%, 17% and 13% of net revenues, respectively.

We expect that a relatively small number of clients will continue to represent a significant percentage of our net revenue. The contracts with our clients generally can be terminated on short notice. The loss of business from any significant client or our failure to continue to obtain new business would have a material and adverse effect on our business and revenues.

Loss of key personnel, or failure to attract and retain additional personnel, may cause the success and growth of our business to suffer.

Our future success depends on the personal efforts and abilities of the principal members of our senior management and scientific team to provide strategic direction, develop business, provide service to our clients, manage our operations and finances, and maintain a cohesive and stable environment. The loss of their services might significantly delay or prevent the achievement of business development and strategic objectives. As a provider of complex clinical trial support services, our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for qualified personnel is intense and we cannot assure you that we will be able to retain existing personnel or attract and retain additional highly qualified employees in the future. Specifically, we are substantially dependent upon the efforts of Kenneth M. Borow, M.D., our President and Chief Executive Officer, Alison O’Neill, our Senior Vice President, Clinical Operations, and Dr. Kai Lindevall, our President of European and Asian operations. Currently, we have an employment agreement with Dr. Lindevall, but we do not have an employment agreement with Dr. Borow or Ms. O’Neill. The loss of services of any of our key executives may have a material and adverse affect on our business operations, results of operations and financial condition.

Competition for our key executives and skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We compete with contract research organizations, pharmaceutical and biotechnology companies, and academic and research institutions with far greater financial resources to recruit skilled personnel. Our inability to attract and retain qualified executives and scientific staff could have a material and adverse affect on our business plan, results of operations and financial condition. There can be no assurance that we will be able to continue to attract and retain qualified executives and scientific staff in the future.

We may bear financial losses because our contracts may be delayed or terminated or reduced in scope for reasons beyond our control.

Our contracts generally may be terminated or reduced in scope either immediately or upon notice. Clients may terminate or delay their contracts for a variety of reasons, including, but not limited to, the failure of products to satisfy safety requirements, unexpected or undesired clinical results, merger or potential merger-related activities, the client’s budget constraints, the client’s decision to terminate the development of a particular product or to end a particular study, insufficient patient enrollment in a study, insufficient investigator recruitment, manufacturing problems resulting in shortages of the product, or our failure to perform our obligations under the contract. For example, in January 2007 a client cancelled a contract having $12.8 million in revenues remaining. Revenues for the cancelled contract, which was signed in early 2005, were expected to be recognized over the next four to five years as services were performed. This risk of loss or delay of contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies.

Also, over the past several years we have observed that clients may be more willing to delay, cancel or reduce contracts more rapidly than in the past. If this trend continues, it could become more difficult for us to balance our resources with demands for our services and our financial results could be materially and adversely affected. In addition, companies may proceed with fewer clinical trials or conduct them without assistance of contract research organizations as a result of changing priorities or other internal considerations. The loss, reduction in scope or delay of a significant contract or the loss or delay of multiple contracts could materially and adversely affect our business, results of operations and financial condition.

The fixed price nature of our contracts could have a negative impact on our operating results.

The majority of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts, fail to effectively estimate the cost to complete fixed price contracts, or if we experience significant cost overruns, our operating results and financial condition could be materially and adversely affected. In 2003 and 2004, we had to commit unanticipated resources to complete projects, resulting in higher costs and lower operating margins on those projects. We might experience similar situations in the future, which could, depending on the magnitude of the cost overrun, have a material and adverse impact on our operating results and financial condition.

Changes in outsourcing trends in the pharmaceutical and biotechnology industries could materially and adversely affect our operating results and growth rate.

Industry trends and economic factors that affect our clients in the pharmaceutical, biotechnology and medical device industries also affect our business. Our revenues depend greatly on the expenditures made by the pharmaceutical, biotechnology and medical device industries in research and development. The practice of many companies in these industries has been to hire outside organizations like us to conduct clinical research projects. This practice has grown significantly in the last decade, and we have benefited from this trend. However, if this trend were to change and companies in these industries were to reduce the number of research and development projects they outsource, our business could be materially and adversely affected. For example, over the past year, mergers and other factors in the pharmaceutical industry appear to have slowed decision-making by pharmaceutical companies and delayed drug development projects. The continuation of or increase of these trends could have a negative affect on our business.

Additionally, numerous governments and managed care organizations have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits that can be derived on new drugs, our clients might reduce their research and development spending, which could reduce our business.

Failure to comply with existing regulations could harm our reputation and our operating results.

Any failure on our part to comply with applicable regulations could result in the termination of ongoing clinical research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to verify that patient participants were fully informed and had fully consented to a particular clinical trial, the data collected from that trial could be disqualified. If this were to happen, we could be contractually required to repeat the trial at no further cost to our client, but at a substantial cost to us. The issuance of a notice from the FDA based upon a finding of a material violation by us of good clinical practice requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations. Similar notices could be issued from the regulatory authorities in other countries where we conduct clinical studies. Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Our backlog may not be indicative of future results.

Backlog represents anticipated net revenues from uncompleted projects with our clients. We cannot be certain that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including: the ability of clients to reduce or expand the size and duration of the projects (some are performed over several years); the termination or delay of projects; and a change in the scope of work during the course of a project. For example, backlog as of December 31, 2006 was previously estimated to be approximately $55 million. However, due to a contract cancellation in January 2007 with $12.8 million remaining, the Company’s adjusted backlog as of December 31, 2006 was approximately $42.5 million.

Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of future results.

An impairment in the carrying value of intangible assets or changes in the accounting estimates and assumptions made in connection with impairment testing could negatively affect our results of operations.

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” applicable to business combinations. In accordance with these standards, goodwill acquired in connection with the acquisition of Remedium was not amortized. However, the identifiable intangible assets acquired in connection with the acquisition of Remedium will be amortized over their useful lives. Under SFAS No. 142, goodwill is subject to impairment testing annually or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If carrying value exceeds current fair value, then goodwill is considered impaired and is reduced to fair value via a charge to earnings. The identifiable intangibles acquired in connection with the acquisition of Remedium are also subject to impairment testing under SFAS No. 142, whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Should the value of goodwill or one or more of the identifiable intangibles become impaired, our consolidated earnings and net worth may be materially and adversely affected. In addition, impairment testing involves the use of accounting estimates and assumptions, changes in which could materially impact our financial condition or operating performance if actual results differ from such estimates and assumptions. As of December 31, 2006, we had goodwill of approximately $15.4 million and intangibles, net of amortization, of which approximately $6.2 million resulted from the acquisition of Remedium on November 1, 2006.

If we are unable to successfully develop and market new services in the United States, Europe and internationally, our results could be materially and adversely affected.

An element of our growth strategy is the successful development and marketing of new services that complement or expand our existing business. If we are unable to develop new services and create demand for those newly developed services, we may not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be materially and adversely affected. For example, Remedium has invested in the establishment of international subsidiaries which have sustained. We may need to make additional investments in these subsidiaries in the future and there is no assurance that additional investments will enable us to achieve our objectives. In addition, we are considering expanding our international operations by other means, such as commencing business partnerships or clinical studies in countries where we do not have subsidiaries. The profitability of our international subsidiaries and operations depends, in part, on client acceptance and use of our services. There can be no assurance that our international subsidiaries or operations will be profitable in the future or that any revenue resulting from them will be sufficient to recover the investment in them. If our international operations or subsidiaries do not develop as anticipated, our business, financial condition and results of operations may be materially and adversely affected.

Changes in governmental regulation could reduce the need for the services we provide, which would negatively affect our future business opportunities.

In recent years the United States Congress and state legislatures have considered various types of health care reform in order to control growing health care costs. The United States Congress and state legislatures may again address health care reform in the future. We are unable to predict what legislative proposals will be adopted in the future, if any. Similar reform movements have occurred in Europe and Asia.

Implementation of health care reform legislation that results in additional costs to develop new drugs could limit the profits that can be made by our clients from the development of new products. This could adversely affect our clients’ research and development expenditures, which could in turn decrease the business opportunities available to us both in the United States and elsewhere. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings. We cannot predict the likelihood of any of these events.

Governmental agencies throughout the world, but particularly in the U.S., strictly regulate the drug development and approval process. Our business involves helping pharmaceutical, biotechnology and medical device companies navigate the regulatory drug approval process. Any changes in drug approval regulatory requirements such as the introduction of simplified drug approval procedures or an increase in regulatory requirements that we have difficulty satisfying, could eliminate or substantially reduce the need for our services. These and other changes in regulation could have an impact on the business opportunities available to us. As a result, our business, results of operations and financial condition could be materially and adversely affected.

Proposed and future laws and regulations, including laws and regulations relating to the confidentiality of patient information, might increase the cost of our business, increase our risks of liability or limit our service offerings.

Various governments might adopt healthcare legislation or regulations that are more burdensome than existing regulations. These changes could increase our expenses or limit our ability to offer some of our products or services. For example, the confidentiality of patient specific information and the circumstances under which it may be released for inclusion in our databases or used in other aspects of our business are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information and other personal health information has been proposed at both the state and national levels and is likely to be proposed in other countries. Proposed federal regulations governing patient specific health information might require us to implement new security measures that require substantial expenditures or limit our ability to offer some of our products and services. These regulations might also increase our costs by creating new privacy requirements and mandating additional privacy procedures for our business, thereby materially and adversely affecting our results of operations and financial condition.

Our operating results have fluctuated between quarters and years and may continue to fluctuate in the future.

Our quarterly and annual operating results have varied, and are expected to continue to vary, as a result of a variety of factors, many of which are beyond our control. Factors that may cause these variations include the commencement, completion or cancellation of large contracts, the progress of on-going projects, changes in the mix of services offered, our ability to successfully negotiate contract amendments in a timely manner, and the timing and amount of start-up costs incurred in connection with the introduction of new services or subsidiaries.

A significant percentage of our operating costs are fixed. The timing of the completion, delay or loss of contracts, or the progress of client projects, can cause our operating results to vary substantially between reporting periods. We had an accumulated deficit of $5,912,527 and $5,418,116 in retained earnings as of December 31, 2006 and 2005, respectively. We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. While fluctuations in our quarterly or annual operating results could negatively impact the market price of our common stock, these fluctuations may not be related to our future overall operating performance.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend upon our clients, study sites and our facilities, as well as the ability to readily travel among these locations, for the continued operation of our business. We also depend upon the continuous, effective, reliable and secure operation of our computer hardware, software, networks, telecommunications networks, Internet servers and related infrastructure. However, catastrophic events, including terrorist attacks, could still disrupt our operations, those of our clients or study sites, or our ability to travel among these locations, which would also affect us. Although we carry business interruption insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event affecting our facilities could have a material and adverse affect on our business and results of operations.

Our success depends on our ability to keep pace with rapid technological changes that could make our products and services less competitive or obsolete.

The clinical research aspects of the pharmaceutical, biotechnology and medical device industries are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. For example, if our proprietary technology systems were to become less competitive or obsolete, our ability to develop new business and our operating results would be adversely affected. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position, and in turn our business, results of operations and financial condition, would be materially and adversely affected.

Our revenues and earnings are exposed to exchange rate fluctuations as well as international economic, political and other risks.

Our financial statements are denominated in U.S. Dollars. In 2006, approximately 20% of our net revenues were derived from contracts denominated in currencies other than U.S. Dollars. As a result of our acquisition of Remedium, we expect that net revenues from international operations will increase in the future and that a larger percentage of our net revenues will be derived from contracts denominated in currencies other than the U.S. Dollar. Because our financial results are reported in U.S. Dollars, changes in foreign currency exchange rates could adversely affect our results of operations and financial condition.

In addition, because we offer many of our services on a worldwide basis, we are subject to risks associated with doing business internationally. As a result, our future results could be negatively affected by a variety of factors, including changes in a specific country’s political or economic conditions, potential negative consequences from changes in tax laws, difficulty in staffing and managing widespread operations, and unfavorable labor regulations applicable to our international operations.

We may have exposure to substantial personal injury claims and may not have adequate insurance to cover such claims.

Our business primarily involves the testing of experimental drugs and biologics or other regulated products on consenting human volunteers pursuant to a study protocol. These tests create a risk of liability for personal injury to or death of volunteers resulting from negative reactions to the drugs administered or from improper care provided by third-party investigators, particularly to volunteers with life-threatening illnesses. In connection with many clinical trials, we contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. We do not believe that we are legally accountable for the medical care rendered by third party investigators, and we seek to limit our liability with our clients, third party investigators and others. Although our contracts with clients generally include indemnity provisions and we have loss insurance, our financial condition and results of operations could be materially and adversely affected if we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage. Additionally, our financial condition could be adversely affected if our liability exceeds the amount of our insurance coverage.

Contractual indemnifications generally do not protect us against liability arising from certain of our own actions, such as negligence. Our financial condition and results of operations could be materially and adversely affected if we were required to pay damages or bear the cost of defending any claim which is not covered by a contractual indemnification provision, in the event that a party who must indemnify us does not fulfill its indemnification obligations, or if the amount we are required to pay is beyond the level of our insurance coverage. In addition, we may not be able to continue to maintain adequate insurance coverage on terms acceptable to us.

If we are unable to attract suitable willing volunteers for the clinical trials of our clients, our results could be materially and adversely affected.

One of the factors on which we compete is the ability to recruit independent investigators who can identify volunteers for the clinical studies we manage on behalf of our clients. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted, which to date have provided an adequate pool of potential subjects for research studies. Many of our contracts include specific milestone payments directly tied to the recruitment of study subjects. The trials we manage and our operating results could be materially and adversely affected if we are unable to attract suitable and willing volunteers on a consistent basis.

Our stock price may be volatile and could experience substantial declines.

The market price of our common stock has experienced historical volatility and might continue to experience volatility in the future in response to quarter-to-quarter variations in operating results, changes in backlog and new business results, the issuance of analysts’ reports, market conditions in the industry, prospects of health care reform, changes in governmental regulations, and changes in general conditions in the economy or the financial markets.

The general equity markets have also experienced significant fluctuations in value. This volatility and the market variability has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock.

Failure to satisfy NASDAQ Capital Market maintenance criteria could negatively impact the liquidity and market price of our common stock.

Our common stock began trading on the NASDAQ Capital Market in December 1997. There are several requirements for continued listing on the NASDAQ Capital Market including, but not limited to, a minimum stock price of $1.00 per share and either (i) $2.5 million or more in stockholders’ equity, (ii) market capitalization of $35.0 million or more, or (iii) net income in the last fiscal year, or two of the last three fiscal years, of $500,000 or more.

If our common stock price closes below $1.00 per share for 30 consecutive days, we may receive notification from NASDAQ that our common stock will be delisted from the NASDAQ Capital Market unless the stock closes at or above $1.00 per share for at least ten consecutive days during the 180-day period following such notification. In the future, our common stock price or tangible net worth may fall below the NASDAQ Capital Market listing requirements, or we may not comply with other listing requirements, with the result being that our common stock might be delisted. If our common stock is delisted, we may list our common stock for trading over-the-counter. Delisting from the NASDAQ Capital Market could adversely affect the liquidity and price of our common stock and it could have a long-term impact on our ability to raise future capital through a sale of our common stock. In addition, it could make it more difficult for investors to obtain quotations or trade our stock.

Our common stock may not continue to qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

The Securities and Exchange Commission has adopted regulations which define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These penny stock restrictions will not apply to our shares of common stock as long as: (1) they continue to be listed on the NASDAQ Capital Market; (2) certain price and volume information is publicly available about our shares on a current and continuing basis; and (3) we meet certain minimum net tangible assets or average revenue criteria. Our common stock may not continue to qualify for an exemption from the penny stock restrictions. If our shares of common stock were subject to the rules on penny stocks, the liquidity of our common stock would be adversely affected.

We do not intend to pay dividends.

We have never paid any cash dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future.

We have made an acquisition, and could make additional acquisitions, that could be difficult to integrate, disrupt our business, dilute the equity of our stockholders and harm our operating results.

We may not be able to meet performance expectations for, or successfully integrate, businesses we have acquired or may acquire on a timely basis or at all. For example, it is too soon to evaluate whether Remedium, which was acquired on November 1, 2006, will achieve our expectations and positively affect our overall business. In the event Remedium fails to meet our expectations or fails to achieve market acceptance or meet our strategic objectives, litigation over this acquisition could result, which would be expensive and time consuming.

As part of our business strategy, we may continue to make acquisitions that complement or expand our existing business. Acquisitions involve risks, including (i) the inability to successfully integrate acquired businesses or to realize anticipated synergies, economies of scale or other expected value; (ii) difficulties in managing and coordinating operations at new sites; (iii) the loss or termination of key employees of acquired businesses; (iv) the loss of key customers of acquired businesses; (v) performance of acquired products; (vi) unanticipated expenses in connection with refining and improving acquired products; (vii) diversion of management’s attention from other business concerns; and (viii) risks of entering businesses and markets in which we have no direct or limited prior experience. Acquisitions may result in the utilization of cash and marketable securities, dilutive issuances of equity securities and the incurrence of debt, any of which would weaken our financial position. In addition, acquisitions may result in the creation of (i) certain definite-lived intangible assets that increase amortization expense, (ii) goodwill and other indefinite-lived intangible assets that subsequently may result in large write-downs should these assets become impaired and (iii) earn-out or other payments that may need to be expensed rather than recorded as additional goodwill.

USE OF PROCEEDS

We will not receive any of the proceeds from the disposition of the shares by the selling stockholders. All proceeds from the disposition of shares will be for the accounts of the selling stockholders.

ACQUISITION OF THE SHARES BY THE SELLING STOCKHOLDERS

On November 1, 2006, Encorium completed the business combination contemplated by the amended and restated combination agreement, dated July 6, 2006, entered into with the selling stockholders named in this prospectus. In the business combination, Encorium purchased from the selling stockholders all of the issued and outstanding shares of capital stock of Remedium. As a result, Remedium became a wholly owned subsidiary of Encorium and the selling stockholders became stockholders of Encorium.

On November 1, 2006, pursuant to the combination agreement, we issued to the selling stockholders 3,886,926 shares of our common stock that are offered by this prospectus and paid them $2,500,000 in immediately available funds.

On March 27, 2007, pursuant to the combination agreement, we issued to the selling stockholders an additional 706,714 shares of our common stock that are offered by this prospectus, which we refer to as the “earn-out shares” and paid them an additional $1,500,000 in immediately available funds.

On November 1, 2007, pursuant to the combination agreement, we will issue to the selling stockholders an additional 706,714 shares of our common stock that are offered by this prospectus, which we refer to as the “anniversary stock payment.”

The shares of common stock issued on November 1, 2006 and March 27, 2007 were, and the additional 706,714 shares to be issued to the selling stockholders as the anniversary stock payment will be, issued in reliance upon the exemption from registration under the Securities Act of 1933 provided by Section 4(2) thereof. The combination agreement obligated Encorium, at its expense, to prepare and file with the Securities and Exchange Commission a registration statement covering the resale from time to time by the selling stockholders of the shares received by them in the business combination. We are obligated to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to be declared effective under the Securities Act of 1933 as promptly as is practicable but, in any event, by August 1, 2007, and to keep it continuously effective until the earlier of the sale of all of the shares covered thereby and the second anniversary of the last issuance of any of the shares covered thereby. If the registration statement of which this prospectus is a part ceases to be effective for any reason at any time during the period we are required to maintain its effectiveness, we will be obligated to use our commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness, or file another registration statement for the shares covered by the suspended registration statement. If we issue to the selling stockholders a notice that the registration statement may not be used due to the pendency of an announcement of a material corporate transaction, or such a notice is required under applicable securities laws to be issued by us, and the aggregate number of days in any consecutive twelve-month period for which the registration statement is not usable due to all such notices issued or required to be issued exceeds 60 days in the aggregate, then the period the registration statement is otherwise required to be effective will be extended by the number of days its use has been unavailable.

The description of the terms of the combination agreement in this prospectus is a summary and does not purport to be a complete description of those terms. You should refer to the full text of the combination agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDERS

The table set forth below includes certain information regarding the beneficial ownership of our common stock by each of the selling stockholders which is based on information received by us from the selling stockholders. Any or all of the common stock listed below may be offered for sale pursuant to this prospectus by the selling stockholders from time to time. Accordingly, no estimate can be given as to the amounts of common stock that will be held by the selling stockholders upon consummation of any particular sale. As of the date of this prospectus, we do not anticipate adding additional selling stockholders at a later time. We are not aware of any unidentified selling stockholders. Based on the information provided to us by the selling stockholders, except as disclosed below, none of the selling stockholders owns any shares of our common stock other than the shares covered by this prospectus.

Unless set forth in the notes to the table below, none of the selling stockholders has indicated that he, she or it has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the offered shares.

The selling stockholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants, but excluding any underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the shares offered by this prospectus which will be the sole responsibility of the selling stockholders.

	Number of Shares Beneficially Owned Prior to Offering (1)(2)		Maximum Number of Shares Offered Hereby(3)		Beneficial Ownership After Offering If All Shares in Offering Are Sold (1)
Selling Stockholders					Shares	Percent
Dr. Kai Lindevall (4)	1,535,361	(5)	1,795,262	(6)	48,099	*
Jan Lilja	1,031,064		1,152,366		0	0
Sven-Erik Nilsson (7)	1,152,998		1,288,645		0	0
Vesa Manninen (8)	18,274		21,016		0	0
Seppo Oksanen (9)	223,082		257,890		0	0
Heikki Vapaatalo (10)	237,087		274,666		0	0
Riitta Korpela (11)	169,978		196,517		0	0
Agneta Lindevall (12)	1,535,361	(13)	1,795,262	(14)	48,099	*
NTGLT Pharma BVBA (15)	273,403		313,992		0	0

*	Less than one percent.

Footnotes:

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. For purposes of calculating shares beneficially owned after this offering, it is assumed that all of the shares offered by this prospectus have been sold by the selling stockholders to purchasers other than the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(2)	Does not include the shares issuable on November 1, 2007 to the selling shareholders in the following respective amounts: Dr. Kai Lindevall - 281,630; Jan Lilja - 121,302; Sven-Erik Nilsson - 135,647; Vesa Manninen - 2,742; Seppo Oksanen - 34,808; Heikki Vapaatalo - 37,087; Riita Korpela - 26,539; Agneta Lindevall - 26,370; and NTGLT Pharma BVBA - 40,589.

(3)	Includes the shares issuable on November 1, 2007 to the selling shareholders in the following respective amounts: Dr. Kai Lindevall - 281,630; Jan Lilja - 121,302; Sven-Erik Nilsson - 135,647; Vesa Manninen - 2,742; Seppo Oksanen - 34,808; Heikki Vapaatalo - 37,087; Riita Korpela - 26,539; Agneta Lindevall - 26,370; and NTGLT Pharma BVBA - 40,589.

(4)	Dr. Kai Lindevall, upon consummation of the business combination on November 1, 2006, became a director and president for European and Asian operations of Encorium. Dr. Lindevall is also a member of the Board of Remedium ApS (Denmark), is a member of the board of Remedium Sverige AB (Sweden), is a member of the Board of Remedium Polska Sp.z o.o. (Poland), is a member of the Board of SC Remedium International S.R.L. (Romania), is a member of the Board and has the equivalent rights of country manager of Remedium International OÜ (Estonia), and is a member of the Board of UAB Remedium (Lithuania). He is also an owner and a former Board member of Ipsat Therapies Oy, a customer of Remedium.

(5)	Includes: a) 161,516 shares owned by Agneta Lindevall, Dr. Kai Lindevall’s spouse, and b) 120 Remedium options that are currently exercisable and which convert automatically upon exercise to 48,099 Encorium shares. Dr. Lindevall disclaims beneficial ownership of his wife’s shares.

(6)	Includes: a) 161,516 shares owned by Agneta Lindevall, Dr. Kai Lindevall’s spouse and b) 26,370 shares to be issued to Agneta Lindevall on November 1, 2007. Dr. Lindevall disclaims beneficial ownership of his wife’s shares.

(7)	Sven-Erik Nilsson is a member of the Board of Remedium Oy (Finland). Mr. Nilsson is also a major shareholder and a board member of Egalet A/S, a customer of Remedium Group in Denmark.

(8)	Vesa Manninen is the father of Petri Manninen, a director of Encorium and Remedium. Mr. Manninen is also a member of the Board of Remedium Sverige AB (Sweden), is a member of the Board of Remedium Polska Sp.z o.o. (Poland), is a member of the Board of SC Remedium International (Romania), and is a member of the Board of UAB Remedium (Lithuania). Mr. Manninen also provides legal services to Remedium through his law firm. See also footnote (14) below.

(9)	Seppo Oksanen is Vice President, Clinical Development of Fibrogen Europe Oy, a customer of Remedium.

(10)	Heikki Vapaatalo is a board member of Orion Oyj, a customer of Remedium, a board member of Yhtyneet Laboratoriot and a consultant for Yhtyneet Laboratoriot, a supplier of Remedium, a member of the scientific advisory committee of Valio Oyj, a customer of Remedium, and is a shareholder of Medifactum Oy and provides consulting services through Medifactum to Santen Oy and Suomen MSD Oy, customers or potential customers of Remedium. Mr. Vapaatalo provides consulting services to the board of Remedium.

(11)	Riitta Korpela is Vice President, Research of Valio Oy, a customer of Remedium.

(12)	Agneta Lindevall is the spouse of Dr. Kai Lindevall.

(13)	Includes a) 1,325,746 shares owned by Dr. Kai Lindevall, Mrs. Lindevall’s spouse, and b) 120 Remedium options owned by Dr. Kai Lindevall that are currently exercisable and which convert automatically upon exercise to 48,099 Encorium shares. Agneta Lindevall disclaims beneficial ownership of her husband’s shares.

(14)

Includes a) 1,325,746 shares owned by Dr. Kai Lindevall, Mrs. Lindevall’s spouse and b) 281,630 shares to be issued to Dr. Lindevall on November 1, 2007. Agneta Lindevall disclaims beneficial ownership of her husband’s shares.

(15)

Petri Manninen, a director of Encorium and Remedium, is the sole director and managing director of NTGLT Pharma BVBA. NTGLT Pharma BVBA is wholly owned by NTGLT Pharma Oy. Vesa Manninen owns 50% of NTGLT Pharma Oy and Petri Manninen owns 25% of NTGLT Pharma Oy. Vesa Manninen is the sole director and Petri Manninen is the managing director of NTGLT Pharma Oy. See also footnote (8) above.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Notwithstanding any of the foregoing, the selling stockholders may not use this prospectus to sell (directly or indirectly) any shares of common stock through any put or call options, short sales or other types of hedging transactions with respect to shares of our common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the applicable selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Under the terms of a lock-up agreement the selling stockholders have entered into, none of the shares covered by this prospectus may be sold utilizing this prospectus prior to August 1, 2007. In addition to the prohibitions on sales of the shares covered by this prospectus prior to August 1, 2007, we are permitted to prohibit offers and sales of shares pursuant to this prospectus under certain circumstances. If the aggregate number of days the selling stockholders are so prohibited from using this prospectus during any consecutive twelve-month period exceeds 60, then the period we are otherwise obligated to keep effective the registration statement of which this prospectus is a part will be extended by the number of days in excess of such 60 days.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from Encorium Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Remedium Oy as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated in this prospectus and elsewhere in the registration statement by reference to the definitive proxy statement of Encorium Group, Inc. dated September 14, 2006 in reliance upon the report of KPMG Oy Ab, independent auditor, dated May 12, 2006, also incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and

Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s Website at http://www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including an amendment thereto on Form 10-K/A filed on April 26, 2007);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

•

Our Current Reports on Form 8-K filed on February 6, 2007, February 15, 2007 (including an amendment thereto on Form 8-K/A filed on February 21, 2007), February 21, 2007, February 23, 2007, March 30, 2007, May 14, 2007 and November 6, 2006 (including amendments thereto on Form 8-K/A filed on December 21, 2006, June 25, 2007 and June 28, 2007);

•

Pages F-34 through F-52 of the Company’s Definitive Proxy Statement on Schedule 14A relating to its 2006 annual meeting of stockholders filed with the Securities and Exchange Commission on September 15, 2006, copies of which are included as Exhibit 99.1 to the registration statement of which this prospectus is a part; and

•	The description of our common stock contained in the Registration Statement on Form 8-A12G filed on August 6, 1996, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Encorium Group, Inc.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

Attention: Secretary

(610) 975-9533

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance And Distribution

The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the registrant in connection with the offering.(1) The registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Filing Fee	$1,709.30
Printing Fees and Expenses	5,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	15,000
Miscellaneous Fees	4,000
Total:	$60,709.30

(1)	The amounts set forth above, other than the SEC registration fee, are estimated.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Certificate of Incorporation of the Company limits the personal liability of directors to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers which require the Company to indemnify officers and directors to the fullest extent permitted by Delaware law. In addition, the Company’s Bylaws provides for indemnification, to the full extent authorized by the DGCL, of any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

Item 16.	Exhibits

Exhibit	Description

4.1	Amended and Restated Combination Agreement, between Encorium Group, Inc. (then Covalent Group, Inc.) and Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agenta Lindevall and NTGLT Pharma BVBA (Incorporated by reference to Exhibit 2.1 to Encorium’s Current Report on Form 8-K filed July 7, 2006)

5.1	Opinion of Wolf, Block, Schorr and Solis-Cohen LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG Oy Ab

23.3	Consent of Wolf, Block, Schorr and Solis-Cohen LLP is contained in its opinion filed as Exhibit 5.1

24.1	Powers of Attorney (included in the signature page of this registration statement as originally filed)*

99.1	Pages F-34 through F-52 of the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2006 annual meeting of stockholders filed with the Securities and Exchange Commission on September 15, 2006.

*	Previously filed

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed a part of and included in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on June 29, 2007.

ENCORIUM GROUP, INC.

By:	/s/ Kenneth M. Borow
Kenneth M. Borow, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth M. Borow Kenneth M. Borow, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2007

/s/ Lawrence R. Hoffman Lawrence R. Hoffman	Executive Vice President, General Counsel, Secretary and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2007

* Scott M. Jenkins	Director	June 29, 2007

* Christopher F. Meshginpoosh	Director	June 29, 2007

Dr. Kai Lindevall	Director	June , 2007

* Petri Manninen	Director	June 29, 2007

Dr. Jyrki Mattila	Director	June , 2007

Paul J. Schmitt	Director	June , 2007

*By:	/s/ Lawrence R. Hoffman
Lawrence R. Hoffman, Attorney-in-Fact pursuant to power of attorney previously filed as part of this Registration Statement

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit	Description

4.1	Amended and Restated Combination Agreement, between Encorium Group, Inc. (then Covalent Group, Inc.) and Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela, Agenta Lindevall and NTGLT Pharma BVBA (Incorporated by reference to Exhibit 2.1 to Encorium’s Current Report on Form 8-K filed July 7, 2006)

5.1	Opinion of Wolf, Block, Schorr and Solis-Cohen LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG Oy Ab

23.3	Consent of Wolf, Block, Schorr and Solis-Cohen LLP is contained in its opinion filed as Exhibit 5.1

24.1	Powers of Attorney (included in the signature page of this registration statement as originally filed)*

99.1	Pages F-34 through F-52 of the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2006 annual meeting of stockholders filed with the Securities and Exchange Commission on September 15, 2006.

*	Previously filed